SAKS INCORPORATED ANNOUNCES APRIL SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Saks Incorporated will release results for the first quarter ended May 3, 2003 on Tuesday, May 20, 2003 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 20, 2003 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Birmingham, Alabama (May 8, 2003)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that comparable store sales for the four weeks ended May 3, 2003 compared to the four weeks ended May 4, 2002 decreased 2.4% on a total company basis. By segment, comparable store sales decreased 9.1% for SDSG and increased 6.3% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended May 3, 2003 compared to the four weeks ended May 4, 2002, owned sales were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$256.2	$279.9	(8.5%)	(9.1%)
SFAE	225.3	212.6	6.0%	6.3%

Total	$481.5	$492.5	(2.2%)	(2.4%)

SFAE sales were positively affected by shifting a scheduled promotional event from May last year into April this year. SFAE comparable store sales would have been negative in April without the shift.

For the first quarter ended May 3, 2003 compared to last year’s first quarter ended May 4, 2002, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$794.9	$813.8	(2.3%)	(2.9%)
SFAE	576.2	602.4	(4.3%)	(4.1%)

Total	$1,371.1	$1,416.2	(3.2%)	(3.4%)

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For both SDSG and SFAE, the continued weak economic environment and the persistence of below normal temperatures adversely affected sales across many of their markets. The intensity of promotional activity was increased at both SDSG and SFAE in an attempt to stimulate sales.

Merchandise categories with the best sales performances for SDSG in April were cosmetics, dresses, juniors, and children’s apparel. Categories with softer sales performances for SDSG in April were “soft” home, women’s moderate sportswear, men’s sportswear, and intimate apparel. Categories with the best sales performances for SFAE in April were women’s designer apparel, men’s apparel and furnishings, women’s contemporary sportswear, cosmetics, shoes, handbags, and fine jewelry. Categories and businesses with the softest performances for SFAE in April were private brand women’s apparel, intimate apparel, “soft” accessories, fashion jewelry, and Off 5th.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 60 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 241 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; successful implementation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases

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